Exhibit 99

                                         August 1, 2014

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $.05 per share dividend for August 1, 2014.

We are pleased to report our preliminary earnings for the first half of 2014 were $3,890,000 or $.50 per share available to common shareholders. This compares to $2,990,000 or $.39 per share available to common shareholders for the first half of 2013, an increase of 30.1%

Looking at the components of income, net interest income for the first half of 2014 of $20,432,000 was $664,000 greater than the first half of 2013. Approximately half of the improvement was related to increased interest income and approximately half was attributable to decreased deposit interest costs. This continues to demonstrate our ability to generate consistent net interest income in a challenging interest rate environment.

We placed $1,500,000 into our reserve for loan loss the first half of 2014 compared to $800,000 the first half of 2013. This increase is generally attributable to loan growth.

Noninterest income was up nicely to $8,004,000 for the first half of 2014. This was an increase of approximately $1,957,000 from the first half of 2013. This increase is attributable to our tax refund processing and increased revenue in our wealth management department.

Our total noninterest expenses were down $146,000 for the first half of 2014 compared to the first half of 2013. Most noninterest expenses were less than 2013. Certain expenses such as marketing and equipment increased by plan. Occupancy was up largely because of snow removal earlier in the year. During the quarter we completed the closure of three branches and began the process of closing a fourth branch. We were also successful in finding new owners for our former buildings. The one-time net effect of all branch closures will be a gain of $67,000. On an annualized basis, we expect cost savings of $450,000. With the increased use of internet banking by customers, the branch traffic at these offices was diminishing—and the closest branch is ours. We also restructured our retirement programs which should result in pre-tax savings of $195,000 for 2014.

Loans at the end of June 2014 were $867,978,000. This is up approximately $6,700,000 from year end 2013 and approximately $57,900,000 from June 2013. Loan volumes slowed after year end 2013. We believe this is a combination of the weather, competition, and some general business tapering. Deposits continue to grow. Deposits of $979,136,000 at the end of June 2014 were over $36,000,000 greater than year end 2013. We continue to focus our attention on low cost checking accounts which represent approximately 25% of our deposits. Our attention to lower cost deposits has kept our interest margin strong.

In summary, we have had an excellent first half. We enjoyed record earnings. We continue to see loan and deposit growth. Our non-performing loans are down $11,300,000 from June 2013 and over 60% of our non-accrual loans are current in their payments. Our operating expenses are stable. The market capitalization of our stock has increased from $55,574,000 last June 30 to $69,448,000 this June 30.

As we stated in our May 1, 2014, letter, we are positioned for and continue to examine growth opportunities.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.